Exhibit 99.1

Amwell Co-Founder Roy Schoenberg becomes Executive Vice Chairman of the Board

BOSTON — June 13, 2024 — Amwell® (NYSE: AMWL), a leader in digital care, today announced that co- founder and visionary healthcare technology leader Roy Schoenberg, M.D., M.P.H., is transitioning from his role as president and co-CEO to become Executive Vice Chairman of Amwell’s Board of Directors. Ido Schoenberg, M.D., will assume the role of sole Chief Executive Officer of Amwell.

Since co-founding Amwell in 2006, Roy Schoenberg has been a driving force behind the nation’s embrace of digital healthcare. His vision of democratizing the availability and distribution of healthcare, using modern technology, laid the foundation for how patients and clinicians experience digital care.

His relentless pursuit to advance our view of the possible helped the industry welcome new efficiencies, embrace care automation, healthcare AI and related technologies, and further elevate how and where patients can be cared for. When the COVID-19 pandemic disrupted in-person care, he worked tirelessly with payers, providers and regulators to ensure the industry could keep its obligation to its patients, using technology. While doing so, Roy Schoenberg helped grow the Amwell platform to reach over 100,000 active clinicians and many millions of patients annually across the globe. As the world recovered from the pandemic, he began to architect a next-generation platform – the Amwell Converge™ platform – to support a fast-evolving world of expectations where care is rendered as a balance of in-person and digital experiences. Bringing healthcare to patients has been Roy Schoenberg’s mission and continues to be Amwell’s.

“The time is now to take the next step in our mission. Our unique opportunity to realize the immense value in new Amwell technology – while achieving critical operational and clinical goals – is both timely and exciting. I am confident in our talented leadership team and will continue to support them in our journey to digitally reimagine healthcare,” said Roy Schoenberg, newly appointed Amwell Executive Vice Chairman.

“This transition represents a natural evolution for our company as we shift from a period of intense R&D investment to an operational focus aimed at achieving greater efficiencies, optimizing cash flow and delivering profitable growth while maintaining our dedication to enabling our clients’ aspirations,” said Ido Schoenberg. “Roy’s vision, leadership and unwavering dedication has resulted in the creation of a powerful, innovative enterprise technology that has helped establish Amwell as a global provider of world-class software that enables hybrid care delivery.”

About Amwell

Amwell is a leading hybrid care, delivery enablement platform in the United States and globally, connecting and enabling providers, payers, patients, and innovators to deliver greater access to more affordable, higher quality care. Amwell believes that hybrid care delivery will transform healthcare. We offer a single, comprehensive platform to support all digital health needs from urgent to acute and post-acute care, as well as chronic care management and healthy living. With nearly two decades of experience, Amwell powers the digital care of more than 50 health plans, which collectively represent more than 100 million covered lives, and many of the nation’s largest health systems. For more information, please visit https://business.amwell.com/.

©2024 American Well Corporation. All rights reserved. Amwell®, SilverCloud®, ConvergeTM, CarepointTM and the Amwell Logo are registered trademarks or trademarks of American Well Corporation.

Media:

Angela Vogen

Press@amwell.com

Investor:

Sue Dooley

Sue.Dooley@amwell.com

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